DATED January 9, 2020
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-217029
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES I, FLOATING RATE NOTES DUE 2021

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series I, Floating Rate Notes Due 2021
Format:	SEC Registered-Registration Statement Number 333-217029
Trade Date:	January 9, 2020
Settlement Date (Original Issue Date):	January 13, 2020
Maturity Date:	November 12, 2021
Principal Amount:	$750,000,000
Price to Public (Issue Price):	100.000%
Dealer’s Commission:	0.125% (12.5 basis points)
All-in-price:	99.875%
Net Proceeds to Issuer:	$749,062,500
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+20.0 basis points (0.20%)
Index Maturity:	Three Months, except for the Initial Interest Rate, which shall be 1 Month USD LIBOR
Interest Rate Calculation:	3 Month USD LIBOR (except for the Initial Interest Rate, which shall be 1 Month USD LIBOR) determined on Interest Determination Date plus the Spread
Initial Interest Rate:	1 Month USD LIBOR as of two (2) London Business Days prior to the Original Issue Date plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 12th of February, May, August and November of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 12th of February, May, August and November, commencing February 12, 2020 (short first coupon) and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (23.340%)
J.P. Morgan Securities LLC (23.330%)
SG Americas Securities, LLC (23.330%)
Co-Managers:	ANZ Securities, Inc. (0.811%)
BBVA Securities Inc. (0.541%)
BNP Paribas Securities Corp. (2.297%)
BNY Mellon Capital Markets, LLC (0.541%)
Commerz Markets LLC (1.757%)
Deutsche Bank Securities Inc. (2.297%)
HSBC Securities (USA) Inc. (2.297%)
ICBC Standard Bank Plc (0.811%)

ING Financial Markets LLC (2.297%)
Itau BBA USA Securities, Inc. (0.541%)
KBC Securities USA LLC (0.811%)
Lloyds Securities Inc. (2.297%)
Loop Capital Markets LLC (1.351%)
Mischler Financial Group, Inc. (0.676%)
Mizuho Securities USA LLC (1.216%)
Scotia Capital (USA) Inc. (1.081%)
SMBC Nikko Securities America, Inc. (0.541%)
Standard Chartered Bank (1.351%)
TD Securities (USA) LLC (2.297%)
U.S. Bancorp Investments, Inc. (2.297%)
Wells Fargo Securities, LLC (1.216%)
Westpac Capital Markets LLC (0.676%)

ICBC Standard Bank Plc is restricted in its US securities dealings under the Bank Holding Company Act and is not a U.S.-registered broker-dealer. All sales of securities in the U.S. will be made by or through U.S.-registered broker-dealers. ICBC Standard Bank Plc may not underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes in the United States. ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes for offer and/or sale in the United States. ICBC Standard Bank Plc shall offer and sell Notes constituting part of its allotment solely outside the United States.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Billing and Delivery Agent:	SG Americas Securities, LLC
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14913Q3D9

Other Provisions:
Notice to European Economic Area Investors
This communication has been prepared on the basis that any offer of notes in any member state of the European Economic Area (“EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that member state of notes which are the subject of the offering contemplated in this communication may only do so with respect to Qualified Investors.  Neither the Issuer nor the managers have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.
Notice to Swiss Investors
The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Neither this communication nor any pricing supplement, prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus according to the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors  provided there is no publicity for the notes in Switzerland and no Swiss prospectus requirements are triggered. This communication and any pricing supplement, prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this communication and the accompanying prospectus, prospectus supplement and pricing supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847, J.P. Morgan Securities LLC collect at (212) 834-4533 or SG Americas Securities, LLC toll free at (855) 881-2108.

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